Exhibit 10.2
AMENDMENT NO. 2 TO CLARITEV CORPORATION
2023 EMPLOYEE STOCK PURCHASE PLAN

This Amendment No. 2 (this “Amendment”) to the Claritev Corporation (the “Company”) 2023 Employee Stock Purchase Plan, as amended (the “Plan”), is effective as of April 28, 2026.

WHEREAS, the Company maintains the Plan;

WHEREAS, capitalized terms not herein defined shall have the applicable meanings set forth in the Plan; and

WHEREAS, Section 22(b) of the Plan permits certain amendments to the Plan without stockholder approval, subject to Board or Administrator approval, and the Administrator has approved this Amendment as of April 28, 2026.

NOW, THEREFORE, the Plan is amended as follows:

1.The definition of “Purchase Price” set forth in the Plan shall be amended and replaced in its entirety with the following:

“Purchase Price” means, except as provided below, with respect to the purchase of one share of Common Stock in connection with an Offering, an amount equal to 85% of the lesser of the Fair Market Value of one share of Common Stock (i) as of the first day of the Offering Period (the “First Offering Period Date”); and (ii) as of the Purchase Date; provided however if the First Offering Period Date or Purchase Date is not a Trading Day, then on the last preceding date that constituted a Trading Day. Notwithstanding the foregoing, the Administrator may establish for any Offering, prior to the Grant Date, that the Purchase Price will be determined in another manner that is permitted under Code section 423; provided that in no event shall the Purchase Price be less than as described immediately above.

2.All provisions of the Plan that are not expressly modified hereby shall remain in full force and effect. All references in the Plan to “the Plan” shall mean the Plan as amended by this Amendment.

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